EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

LESLIE MURPHY JOINS BANK OF MARIN BOARD OF DIRECTORS
Local business leader adds executive expertise and a wealth of regional knowledge

Novato, CA - (January 24, 2017) - The Board of Directors of Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin, (collectively, the “Company”), today announced the appointment of Leslie Murphy to its Boards of Directors (collectively, the “Board”), effective January 20, 2017.  Murphy, Chief Executive Officer of W. Bradley Electric, Inc. brings 32 years of business experience to the Board. She will join both the Company’s Audit Committee and Asset and Liability Committee.

“With her experience in growing her family business into a Bay Area powerhouse, Leslie brings a valuable perspective to our Board of Directors,” said Russell A. Colombo, President and CEO.  “We are excited to have her competitive drive and executive know-how on our Board.”

W. Bradley Electric, Inc. is a 40-year-old electrical contracting company with 268 employees and annual sales of $93 million. Murphy joined the company 32 years ago and was named CEO in 1999. (Since then, she has overseen substantial growth and expansion, with the company now consisting of six divisions that manage projects across California.) In 2009, Bradley Electric became one of the few Certified Woman-Owned Businesses in the construction industry.

“We are pleased and excited to welcome Leslie to the Board,” said Brian Sobel, Chairman of the Board. “Leslie’s leadership skills and significant management experience will be of great value as we continue to build our franchise. Along with her extensive business experience, she brings a long history with Bank of Marin, first as a customer and then with her service on the Company's advisory board.”

A resident of Marin, Murphy is also a member of the boards of Heffernan Insurance and the North Bay Leadership Council. She is a member of the W. Bradley Electric Giving Committee, which supports more than 35 nonprofit organizations and provides mentoring and internship programs that encourage personal and professional development for high school and college students. She is a graduate of California State University, Sacramento.

About Bank of Marin Bancorp
Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.0 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and consistently has been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

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